Oramed Pharmaceuticals to Present Oral Insulin Phase 2A Trial Results at the Upcoming Annual Meeting of the ADA (June 5-9, New Orleans, LA)

JERUSALEM, Israel – March 25, 2009 – Oramed Pharmaceuticals, Inc. (OTCBB: ORMP.OB; www.oramed.com), a developer of oral delivery systems, announced today that it has been selected to present the results from the study, entitled, “Open Label Study to Assess the Safety, Pharmacokinetics (PK) and Pharmacodynamics (PD) of Oral Insulin Formulations in Subjects with Type 2 Diabetes (T2DM)” at the upcoming 69th Annual American Diabetes Association’s Scientific Sessions Conference in New Orleans.  The presentation will highlight the successful results from its oral insulin trials on type 2 diabetes patients completed in August 2008.

An abstract will also be printed in the Scientific Sessions Abstract Book, the June 2009 supplement to the journal Diabetes.

“Oramed is pleased to present this poster featuring the results from our phase 2A study of ORMD-0801 on type 2 diabetes patients and to share the information with our colleagues,” said Nadav Kidron, Oramed CEO.  “As we indicated at the completion of the study, the trial demonstrated that the oral insulin capsule had a good safety profile and was well tolerated and effective in lowering blood glucose levels in patients with type 2 diabetes.”

Oramed’s poster has been assigned presentation number 434-P Clinical Therapeutics/New Technology - Insulin Delivery Systems and is available for viewing throughout the conference.  A representative of the company will be available to answer questions on Monday, June 8 from 12-2 PM at the Morial Convention Center.

For more information about the ADA and the upcoming conference, please visit http://professional.diabetes.org

Forward-looking statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals
Tara Horn
USA: +1 646 240 4193
Int’l:: + 972-54-334-318
Office: + 972-2-566-0001
Email: Tara@oramed.com